Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Uniti Group Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑203591 and No. 333-225501) on Form S-8 and (No. 333-237139) on Form S-3 of Uniti Group Inc. of our reports dated March 5, 2021, with respect to the consolidated balance sheet of Uniti Group Inc. as of December 31, 2020, the related consolidated statements of income, comprehensive income (loss), shareholders’ deficit, and cash flows for the year ended December 31, 2020 and the related notes and financial statement schedules I to III, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Uniti Group Inc..

Our report dated March 5, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that Uniti Group Inc. did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company had ineffective controls over the annual goodwill impairment assessment, specifically, the control activities over the calculation of the carrying value to be used in the assessment of goodwill impairment did not operate effectively due to an insufficient complement of qualified personnel.

/s/ KPMG LLP

Dallas, Texas
March 5, 2021